EXHIBIT 5

Termination Agreement

by and between

1.	Prof. Dr. Melvyn Little, Immenseeweg 17, 25826 St. Peter-Ording, Germany

2.	Deutsches Krebsforschungszentrum, Im Neuenheimer Feld 280, 69120 Heidelberg, Germany

3.	AGUTH Holding GmbH, Schloß-Wolfsbrunnenweg 33, 69118 Heidelberg, Germany

4.	KfW, Ludwig-Erhard-Platz 1-3, 53179 Bonn, Germany

5.	tbg Technologie-Beteiligungs-Gesellschaft mbH, Ludwig-Erhard-Platz 1-3, 53179 Bonn, Germany

6.	SGR Sagittarius Holding AG, Poststrasse 30, 6301 Zug, Switzerland

7.	BioMed Invest I Ltd., St. Peters House, Le Bordage, St. Peter Port, Guernsey GY1 1BR, Channel Islands

8.	OrbiMed Associates III, LP, 601 Lexington Avenue, 54th Floor, New York, NY 10022, USA

9.	OrbiMed Private Investments III, LP, 601 Lexington Avenue, 54th Floor, New York, NY 10022, USA

10.	LSP III Omni Investment Coöperatief U.A., Johannes Vermeerplein 9, 1071 DV Amsterdam, The Netherlands

11.	Novo Nordisk A/S, Novo Allé, 2880 Bagsværd, Denmark

and

12.	Dr. Florian Fischer, Becker-Gundahl-Straße 11a, 81479 Munich, Germany

- hereinafter referred to as the “Beneficiary” -

and

13.	Affimed GmbH, Im Neuenheimer Feld 582, 69120 Heidelberg, Germany

- hereinafter referred to as “Affimed GmbH” or the “Company” -

The parties named under 1. to 11. above are hereinafter collectively referred to as the “Shareholders” and each individually as a “Shareholder”. The parties named under 1. to 13. above are hereinafter collectively referred to as the “Parties” and each individually as a “Party”.

Preamble

The Shareholders are shareholders of Affimed N.V., Amsterdam, the Netherlands (hereinafter referred to as “Affimed N.V.”), and Affimed N.V. in turn is the sole shareholder of Affimed GmbH which came into existence as a result of the conversion (formwechselnde Umwandlung) of the former Affimed Therapeutics AG, Heidelberg, Germany (hereinafter referred to as “Affimed AG”) into a GmbH.

The Shareholders (who all used to be shareholders of Affimed AG), the Beneficiary and Affimed GmbH are parties to that certain “Carve Out Agreement” dated September 1, 2014 (hereinafter referred to as the “Original Carve Out Agreement”). The Original Carve Out Agreement had been entered into prior to the closing of the IPO of Affimed N.V. on the Nasdaq Global Market and the reorganization of Affimed AG undertaken in connection therewith resulting in a transfer of all shares in Affimed AG to Affimed N.V. In order to complete an exit of their participation in Affimed AG or a holding company by way of a trade sale, asset deal, merger, reverse take-over or IPO and to maximize the proceeds of such exit, the former shareholders of Affimed AG have granted the Beneficiary (and other beneficiaries) a participation in their proceeds of such exit by virtue of the Original Carve Out Agreement.

On September 17, 2014, the IPO of Affimed N.V. on the Nasdaq Global Market has been closed, so that a Transaction (as defined in the Original Carve Out Agreement) has been Consummated (as defined in the Original Carve Out Agreement) and the Beneficiary shall be entitled to a payment claim against the Shareholders upon the respective Payment Date (as defined in the Original Carve Out Agreement) of such Transaction.

In order to facilitate the administration and settlement of the claims under the Original Carve Out Agreement, the Parties have agreed to terminate the Original Carve Out Agreement for the future and to replace it by individual amended and restated carve out agreements between each of the Shareholders and the Beneficiary.

NOW, THEREFORE, the Parties hereby agree as follows.

§ 1

Termination of the Original Carve Out Agreement

The Parties hereby agree that under the condition precedent (aufschiebende Bedingung) of the execution of an amended and restated carve out agreement by and between each of the Shareholders on the one hand and the Beneficiary on the other hand, in each case in accordance with the final draft attached as Annex to this Termination Agreement (the “Amended and Restated Carve Out Agreements”), the Original Carve Out Agreement shall be terminated and fully replaced by the Amended and Restated Carve Out Agreements for the future; provided, however, that § 8 (1) of the Original Carve Out Agreement shall remain unaffected and in full force and effect, i.e. the Amended and Restated Carve Out Agreements shall also be deemed to implement and totally replace the Interim Grant Agreement dated October 1, 2013 by and between the Beneficiary and the Company which shall be of no further force or effect, and the waiver of the 13,081 stock options granted to the Beneficiary under the Stock Option Equity Incentive Plan 2007 of the Company, as amended, and any and all rights out of or in connection with such stock options and its grant, the termination of the option agreement for the granting of such stock options by mutual agreement and the agreement that no further rights and obligations among the Beneficiary and the Company under or in connection with this option agreement exist shall remain unaffected and in full force and effect.

§ 2

Final Provisions

§ 8 (2) to (6) of the Original Carve Out Agreement shall apply mutatis mutandis to this Termination Agreement.

_________________,______________________
Place, Date	(Prof. Dr. Melvyn Little)

_________________,______________________
Place, Date	(Deutsches Krebsforschungszentrum)

_________________,______________________
Place, Date	(AGUTH Holding GmbH)

_________________,______________________
Place, Date	(KfW)

_________________,______________________
Place, Date	(tbg Technologie-Beteiligungs-Gesellschaft mbH)

_________________,______________________
Place, Date	(SGR Sagittarius Holding AG)

_________________,______________________
Place, Date	(BioMed Invest I Ltd.)

_________________,______________________
Place, Date	(OrbiMed Associates III, LP)

_________________,______________________
Place, Date	(OrbiMed Private Investments III, LP)

_________________,______________________
Place, Date	(LSP III Omni Investment Coöperatief U.A.)

_________________,______________________
Place, Date	(Novo Nordisk A/S)

_________________,______________________
Place, Date	(Dr. Florian Fischer)

_________________,______________________
Place, Date	(Affimed GmbH)

Annex